EXHIBIT 99.1

Oritani Financial Corp. Announces Dividend and 3rd Quarter Results

TOWNSHIP OF WASHINGTON, N.J., April 22, 2019 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the “Company” or “Oritani”) (NASDAQ: ORIT), the holding company for Oritani Bank (the “Bank”), reported net income of $12.5 million, or $0.29 per basic (and $0.28 diluted) common share, for the three months ended March 31, 2019, and $39.3 million, or $0.90 per basic (and $0.89 diluted) common share, for the nine months ended March 31, 2019.  Net income was $13.4 million, or $0.30 per basic and diluted common share, for the three months ended March 31, 2018, and $29.4 million, or $0.67 per basic (and $0.65 diluted) common share, for the nine months ended March 31, 2018.

The Company also reported that its Board of Directors has declared a $0.25 quarterly cash dividend on the Company’s common stock.  The record date for the dividend will be May 3, 2019 and the payment date will be May 17, 2019.

“I am pleased to report the results for the quarter ended March 31, 2019,” said Kevin J. Lynch, the Company’s Chairman, President and CEO.  “Oritani continues to navigate the challenges presented by today’s operating environment, and still deliver strong results and profitability.” Mr. Lynch continued: “While I would have preferred growth consistent with historical levels for Oritani, we remain mindful of the risks of aggressive expansion in this economy.  I would prefer muted increases and solid profitability over robust growth at levels we may soon regret.”

Comparison of Operating Results for the Periods Ended March 31, 2019 and 2018

Net Income.  Net income decreased $975,000 to $12.5 million for the quarter ended March 31, 2019, from $13.4 million for the corresponding 2018 quarter.  Net income increased $9.9 million to $39.3 million for the nine months ended March 31, 2019, from $29.4 million for the corresponding 2018 period.  The most significant factor contributing to the decreased quarterly income was increased interest expense.  The most significant factor resulting in the increased income in the nine-month period is changes in income tax expense.  Results for the nine months ended March 31, 2018 were impacted by the Tax Cuts and Jobs Act (the “Act”).  The Act required the Company to revalue its deferred tax assets and deferred tax liabilities to account for the future impact of lower corporate tax rates on these deferred amounts. The revaluation resulted in a one-time charge of $10.2 million.

Total Interest Income.  The components of interest income for the three months ended March 31, 2019 and 2018, changed as follows:

	Three Months Ended March 31,				Increase / (decrease)
	2019		2018			Average
	Income	Yield	Income	Yield	Income	Balance	Yield
Interest Income on:	(Dollars in thousands)
Loans	$35,323	4.07%	$35,398	3.97%	$(75)	$(95,890)	0.10%
Dividends on FHLB stock	467	6.95%	432	6.59%	35	644	0.36%
Equity securities	15	4.35%	10	2.64%	5	(138)	1.71%
Debt securities AFS	211	2.31%	274	2.21%	(63)	(13,051)	0.10%
Debt securities HTM	2,178	2.51%	1,419	2.01%	759	65,689	0.50%
Federal funds sold and
short term investments	29	2.28%	28	1.58%	1	(2,028)	0.70%
Total interest income	$38,223	3.93%	$37,561	3.82%	$662	$(44,774)	0.11%

The Company’s primary strategic business objective remains the organic growth of multifamily and commercial real estate loans.  As discussed in recent public releases, the market to originate such loans has been particularly challenging in recent periods.  These market conditions have persisted and, arguably, worsened.  The multifamily market in New York is concerned about proposed changes to rent regulations and their potentially negative impact on future revenue.  The sales volume of multifamily properties in the New York metropolitan area were down in the first calendar quarter of 2019 as compared to recent quarterly periods.  In addition, the competitive environment and the decreased external interest rate environment have decreased the market rates on new multifamily and commercial real estate loan originations.

Despite present conditions, the Company’s loan balances increased slightly ($12.2 million) over the quarter ended March 31, 2019. While originations were somewhat below expectations ($89.0 million), principal repayment decreased significantly (to $73.9 million) versus the levels realized in recent periods.  In addition, there were $4.6 million of loan participations purchased and an $8.1 million loan (which was 60-89 days past due), was sold at par plus accrued interest.

The average balance of the loan portfolio increased $44.3 million for the three months ended March 31, 2019 versus the three months ended December 31, 2018.  Activity totals for the March 2019 quarter are above.  Loan originations, purchases and principal payments totaled $107.6 million, $114.4 million and $241.7 million, respectively, for the three months ended December 31, 2018.  The Company’s loan pipeline was $167.1 million at March 31, 2019 versus $106.3 million as of December 31, 2018.

The average balance of the loan portfolio decreased $95.9 million for the three months ended March 31, 2019 versus the comparable 2018 period.  Loan originations and principal payments totaled $92.2 million and $112.2 million, respectively, for the three months ended March 31, 2018.  There were no loan purchases in that period.

The yield on the loan portfolio increased 10 basis points for the quarter ended March 31, 2019 versus the comparable 2018 period.  On a linked quarter basis (March 31, 2019 versus December 31, 2018), the yield on the loan portfolio decreased 14 basis points.  The level of prepayment income impacted these results.  Exclusive of prepayment penalties, the yield on the loan portfolio increased 13 basis points versus the quarter ended March 31, 2018 and 3 basis points versus the December 31, 2018 quarter.  Prepayment penalties totaled $275,000, $1.7 million and $553,000 for the quarters ended March 31, 2019, December 31, 2018 and March 31, 2018, respectively.   In addition to prepayment penalties, the prepayment level also effects the loan yield through the realization of deferred loan fees.  While loan fees are regularly amortized into income, loan prepayments accelerate the recognition of these fees as income.  Deferred loan fees recognized as interest income totaled $438,000, $687,000 and $543,000 for the quarters ended March 31, 2019, December 31, 2018 and March 31, 2018, respectively.

The average balance of debt securities available for sale decreased $13.1 million for the three months ended March 31, 2019 versus the comparable 2018 period, while the average balance of debt securities held to maturity increased $65.7 million over the same period.  The Company has been classifying the majority of new purchases as held to maturity.

The components of interest income for the nine months ended March 31, 2019 and 2018, changed as follows:

	Nine Months Ended March 31,				Increase / (decrease)
	2019		2018			Average
	Income	Yield	Income	Yield	Income	Balance	Yield
Interest Income on:	(Dollars in thousands)
Loans	$107,360	4.12%	$107,126	4.01%	$234	$(82,982)	0.11%
Dividends on FHLB stock	1,396	6.86%	1,368	6.63%	28	(404)	0.23%
Equity securities	37	3.43%	34	2.96%	3	(89)	0.47%
Debt securities AFS	673	2.30%	1,203	2.10%	(530)	(37,243)	0.20%
Debt securities HTM	6,109	2.40%	3,663	1.93%	2,446	85,909	0.47%
Federal funds sold and
short term investments	331	2.26%	139	1.33%	192	5,576	0.93%
Total interest income	$115,906	3.96%	$113,533	3.85%	$2,373	$(29,233)	0.11%

The explanations for changes described above for the three month period are also applicable to the nine month period.  Loan originations, purchases, sales and principal payments for the nine months ended March 31, 2019 totaled $278.7 million, $119.1 million, $8.1 million and $439.0 million, respectively.  Loan originations, purchases and principal payments for the nine months ended March 31, 2018 totaled $349.0 million, $52.8 million and $403.5 million, respectively.  There were no sales in the 2018 period.  Prepayment penalties totaled $3.2 million for the nine months ended March 31, 2019 and $3.5 million for the nine months ended March 31, 2018.  Prepayment penalties boosted annualized loan yield by 12 basis points in the 2019 period versus 13 basis points in the 2018 period.

Total Interest Expense. The components of interest expense for the three months ended March 31, 2019 and 2018, changed as follows:

	Three Months Ended March 31,				Increase / (decrease)
	2019		2018			Average
	Expense	Cost	Expense	Cost	Expense	Balance	Cost
Interest Expense on:	(Dollars in thousands)
Savings deposits	$965	1.11%	$119	0.26%	$846	$161,460	0.85%
Money market	1,745	1.10%	2,209	1.09%	(464)	(177,718)	0.01%
Checking accounts	2,440	1.38%	1,292	0.66%	1,148	(79,064)	0.72%
Time deposits	5,677	1.86%	4,267	1.45%	1,410	47,488	0.41%
Total deposits	10,827	1.49%	7,887	1.07%	2,940	(47,834)	0.42%
Borrowings	3,287	2.44%	2,721	2.07%	566	13,651	0.37%
Total interest expense	$14,114	1.64%	$10,608	1.22%	$3,506	$(34,183)	0.42%

Deposit growth remains a strategic objective of the Company.  As discussed in recent public releases, growth has been particularly difficult to attain in the current environment.  The Company has increased the rate of interest offered on various deposit products in order to maintain balances.  However, the Company has remained cognizant of the cost of alternative sources of funds, and has been unwilling to increase the interest rates on deposit products above these levels.  The Company has been largely successful in minimizing the outflow of deposits however, sizeable growth was not obtained.  As compared to the quarter ended December 31, 2018, the average balance of deposits decreased $10.6 million, period end balances decreased $4.6 million and the cost of deposits increased 13 basis points.  The increase in deposit cost is due to the increased interest rates offered on various deposit products and customer migration toward products with a greater return.

As detailed above, the average balance of deposits decreased $47.8 million for the quarter ended March 31, 2019 versus the comparable 2018 period.  The average balance of brokered deposits decreased $52.2 million between the periods.  The average balance of municipal deposits, which can be subject to significant fluctuation, decreased $34.5 million between the periods.  The overall cost of deposits increased 42 basis points for the quarter ended March 31, 2019 versus the comparable 2018 period.  The increased costs are primarily due to the impact of market pressures as described above.  Customer migration is largely responsible for some of the significant shifts in the average balance of products detailed above.  The Company’s highest yielding core deposit account is currently a savings account.  Many money market accounts have shifted to the higher yielding savings account.  The decreased checking account balances are partially attributable to decreased municipal account balances as well as customer migration.

The average balance of borrowings increased $13.7 million for the three months ended March 31, 2019 versus the comparable 2018 period, while the cost increased 37 basis points.  The cost of borrowings has been impacted by the overall increase in interest rates, particularly overnight and short term borrowings, and the maturities of certain lower cost borrowings.

The components of interest expense for the nine months ended March 31, 2019 and 2018, changed as follows:

	Nine Months Ended March 31,				Increase / (decrease)
	2019		2018			Average
	Expense	Cost	Expense	Cost	Expense	Balance	Cost
Interest Expense on:	(Dollars in thousands)
Savings deposits	$1,796	0.86%	$324	0.24%	$1,472	$96,113	0.62%
Money market	5,665	1.09%	6,944	1.11%	(1,279)	(146,390)	(0.02)%
Checking accounts	6,215	1.15%	3,376	0.60%	2,839	(28,157)	0.55%
Time deposits	16,127	1.76%	12,384	1.42%	3,743	57,159	0.34%
Total deposits	29,803	1.36%	23,028	1.05%	6,775	(21,275)	0.31%
Borrowings	9,672	2.38%	8,300	2.03%	1,372	(1,670)	0.35%
Total interest expense	$39,475	1.52%	$31,328	1.20%	$8,147	$(22,945)	0.32%

The explanations for changes described above for the three month period regarding deposits and borrowings are also largely applicable to the nine month period.

Net Interest Income Before Provision for Loan Losses. Net interest income decreased by $2.8 million to $24.1 million for the three months ended March 31, 2019, from $27.0 million for the three months ended March 31, 2018.  Net interest income decreased by $5.8 million to $76.4 million for the nine months ended March 31, 2019, from $82.2 million for the nine months ended March 31, 2018.  The Company’s net interest income, spread and margin over the period are detailed in the chart below.

			Net Interest Income Before Provision Excluding Prepayment Penalties

	Net Interest	Prepayment		Including Prepayment Penalties		Excluding Prepayment Penalties
	Income Before	Penalty
Quarter Ended	Provision	Income		Spread	Margin	Spread	Margin
	(dollars in thousands)
March 31, 2019	$24,109	$275	$23,834	2.29%	2.48%	2.26%	2.45%
December 31, 2018	26,027	1,727	24,300	2.51%	2.68%	2.33%	2.51%
September 30, 2018	26,295	1,154	25,141	2.51%	2.67%	2.40%	2.55%
June 30, 2018	27,721	1,836	25,885	2.65%	2.81%	2.47%	2.63%
March 31, 2018	26,953	553	26,400	2.60%	2.74%	2.54%	2.68%

The Company’s spread and margin have been significantly impacted by prepayment penalties.  Due to this situation, the chart above details results with and without the impact of prepayment penalties.  Net interest income before provision for loan losses, excluding prepayment penalties, is a non-GAAP financial measure since it excludes a component (prepayment penalty income) of net interest income and therefore differs from the most directly comparable measure calculated in accordance with GAAP. The Company believes the presentation of this non-GAAP financial measure is useful because it provides information to assess the underlying performance of the loan portfolio since prepayment penalty income can be expected to change as interest rates change.  While prepayment penalty income is expected to continue, fluctuations in the level of prepayment income are also expected.  The level of prepayment income is generally expected to decrease as external interest rates increase since borrowers would have less of an incentive to refinance existing loans.  However, the time period when these events could occur may not align, and the specific behavior of borrowers is difficult to predict.  Borrowers can be driven to prepay their loans based on factors other than interest rates.  The level of loan prepayments and prepayment income experienced by the Company has been elevated (versus historical levels) despite generally increased interest rates during the majority of the period.

The Company’s spread and margin have been under pressure due to several factors, including a flat and partially inverted treasury yield curve, modifications of loans within the existing loan portfolio, prepayments of higher yielding loans and investments, and increased funding costs. While spread and margin have been under pressure for an extended period, the competitive market for deposits increased substantially in fiscal 2019. Although the Company has realized increases in both the cost of funds and the yield on interest earning assets, the increase in cost of funds has outpaced the increase in yield on assets.  The cost increase incurred in the most recent quarter is largely due to existing customers transferring to higher yielding accounts from lower yielding accounts, and the opening of new higher yielding accounts.  The Company has not increased its deposit rates on any consequential account offering in over four months.  While the above trend regarding customer behavior can be expected to continue, the impact on the rate of increase in the cost of deposits can be expected to subside assuming rates remain stable (or decrease).

The Company’s net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days.  The total of such income reversed was $100,000 and $235,000 for the three and nine months ended March 31, 2019, respectively, and $4,000 and $210,000 for the three and nine months ended March 31, 2018, respectively.

Provision for Loan Losses.  The Company recorded no provision for loan losses for the three months ended March 31, 2019 and the three and nine months ended March 31, 2018.  The Company recorded a reversal of provision for loan losses of $2.0 million for the nine months ended March 31, 2019.  A rollforward of the allowance for loan losses for the three and nine months ended March 31, 2019 and 2018 is presented below:

	Three months ended		Nine months ended
	March 31,		March 31,
	2019	2018	2019	2018

	(Dollars in thousands)
Balance at beginning of period	$28,639	$30,402	$30,562	$30,272
Reversal of provision for loan losses	-	-	(2,000)	-
Recoveries of loans previously charged off	16	166	93	318
Loans charged off	65	95	65	117
Balance at end of period	$28,590	$30,473	$28,590	$30,473

Allowance for loan losses to total loans	0.81%	0.85%	0.81%	0.85%
Annualized net charge-offs (recoveries) to
average loans outstanding	0.01%	-0.01%	-%	-0.01%

Delinquency and non performing asset information is provided below:

	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
	Dollars in thousands
Delinquency Totals
30 - 59 days past due	$1,648	$2,890	$15,261	$5,253	$9,772
60 - 89 days past due	975	8,431	356	171	472
Nonaccrual	10,184	10,706	9,083	7,877	11,887
Total	$12,807	$22,027	$24,700	$13,301	$22,131

Non Performing Asset Totals
Nonaccrual loans, per above	$10,184	$10,706	$9,083	$7,877	$11,887
Real Estate Owned	636	636	1,564	1,564	636
Total	$10,820	$11,342	$10,647	$9,441	$12,523

Nonaccrual loans to total loans	0.29%	0.30%	0.26%	0.22%	0.33%
Delinquent loans to total loans	0.36%	0.63%	0.70%	0.37%	0.61%
Non performing assets to total assets	0.27%	0.28%	0.26%	0.23%	0.30%

The $2.0 million reversal of provision for loan losses recorded for the nine month period ended March 31, 2019 was due primarily to loan portfolio contraction and reduced qualitative factors within the allowance calculation as determined as part of our quarterly reassessment.  Overall, non-performing asset totals and charge-offs continue to illustrate minimal credit issues at the Company.  During the quarter ended March 31, 2019, an $8.1 million loan was sold at par plus accrued interest.  This loan was included in the 60-89 days past due total at December 31, 2018.

Non-interest Income.  Non-interest income increased $114,000 to $1.1 million for the three months ended March 31, 2019, from $980,000 for the three months ended March 31, 2018.   The increase is primarily due to a $87,000 increase in fair value of equity securities held by the Company.

Non-interest income increased $979,000 to $3.6 million for the nine months ended March 31, 2019 from $2.6 million for the nine months ended March 31, 2018.  The increase is primarily due to a gain of $855,000 on the sale of a foreclosed property.  This increase was partially offset by a $187,000 decrease in fair value of equity securities held by the Company.  Despite the increase in value detailed above for the three month period, there was an overall decrease in value in the nine month period.  Results for the 2018 period were reduced by a loss of $324,000 on the sale of certain AFS investment securities.  There were no sales of securities in the 2019 period.

Non-interest Expense.  Non-interest expenses decreased $621,000 to $9.1 million for the three months ended March 31, 2019, from $9.8 million for the three months ended March 31, 2018. The decrease was primarily due to compensation, payroll taxes and fringe benefits, which decreased $319,000 to $6.0 million for the three months ended March 31, 2019, from $6.3 million for the three months ended March 31, 2018.  The decrease was largely due to decreased accrual costs associated with non-qualified benefit plans.  Other expenses decreased $258,000 to $1.4 million for the three months ended March 31, 2019, from $1.7 million for the three months ended March 31, 2018.   The decrease is primarily due to decreased professional fees associated with the remediation of Bank Secrecy Act and Anti-Money Laundering compliance matters (discussed in previous public releases) and the recovery of problem loan expenses that were expensed in a prior period.  The Company had no professional fees related to the remediation of the compliance matters in the quarter ended March 31, 2019, and incurred such expenses totaling $156,000 in the three months ended March 31, 2018.

Non-interest expenses were essentially stable at $29.5 million for both the nine months ended March 31, 2019 and 2018, though there were fluctuations within the various categories.  Compensation, payroll taxes and fringe benefits decreased $2.1 million to $17.5 million for the nine months ended March 31, 2019, from $19.6 million for the nine months ended March 31, 2018. The decrease was primarily due to decreased ESOP related expenses as well as decreased costs associated with the incentive and non-qualified benefit plans.  Other expenses increased $2.2 million to $6.9 million for the nine months ended March 31, 2019, from $4.7 million for the nine months ended March 31, 2018.   The increase is primarily due to professional fees associated with the remediation of compliance matters.  Such fees totaled $1.5 million for the 2019 period versus $269,000 for the 2018 period.  The Company believes that significant progress has been made regarding the remediation of these matters and that the majority of the associated costs have been expended and expensed.  The nine month period comparison was also impacted by an additional pension contribution that was expensed in fiscal 2019.

Income Tax Expense.  Income tax expense for the three months ended March 31, 2019 was $3.6 million on pre-tax income of $16.1 million, resulting in an effective tax rate of 22.5%.   Income tax expense for the nine months ended March 31, 2019, was $13.2 million on pre-tax income of $52.5 million, resulting in an effective tax rate of 25.2%.  The Company’s estimated effective tax rate for the fiscal year ending June 30, 2019 is 25.0%.  This estimated effective rate is lower than prior fiscal years primarily as a result of the Act.  The actual expenses for the three and nine month periods ending March 31, 2019, were also affected by a refund of an item that was expensed in a prior period and the exercise of nonqualified stock options.  In addition, the nine month period ending March 31, 2019 was also impacted by New Jersey (“NJ”) tax legislation enacted on July 1, 2018.  The legislation required, among other consequences, a revaluation of our deferred tax assets/liabilities based on the rates at which they are expected to reverse in the future.  The revaluation of the Company's deferred tax balances resulted in a one-time non-cash charge of $477,000 which is included in income tax expense for the nine months ended March 31, 2019.  Income tax expense for the three and nine month periods ended March 31, 2018 was $4.7 million and $25.9 million, respectively.  Income tax expense for the nine month period ended March 31, 2018 was significantly impacted by the Act, as previously discussed in “Comparison of Operating Results, Net Income.”

Comparison of Financial Condition at March 31, 2019 and June 30, 2018

Total Assets.  Total assets decreased $92.3 million to $4.07 billion at March 31, 2019, from $4.17 billion at June 30, 2018.  The primary contributor to the decreased asset level was the contraction in loan balances, cash and other assets.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $17.4 million to $17.5 million at March 31, 2019, from $34.8 million at June 30, 2018.

Net Loans.  Loans, net decreased $45.5 million to $3.50 billion at March 31, 2019, from $3.54 billion at June 30, 2018.  Loans, net increased $12.2 million over the quarter ended March 31, 2019.  As discussed in “Total Interest Income,” our origination volume is below historical levels and loan principal payments have been elevated in fiscal 2019.

Debt securities available for sale.  Debt securities AFS decreased $8.1 million to $35.0 million at March 31, 2019, from $43.1 million at June 30, 2018.  The decrease is primarily due to principal payments.

Debt securities held to maturity.  Debt securities HTM were essentially stable at $335.6 million at March 31, 2019 and $335.4 million at June 30, 2018.  Purchases have been approximately equal to principal payments.

Federal Home Loan Bank of New York (“FHLB”) stock.  FHLB stock decreased $4.3 million to $26.1 million at March 31, 2019, from $30.4 million at June 30, 2018.  FHLB stock holdings are required depending on several factors, including the level of borrowings with the FHLB.  As FHLB borrowings decreased over the period, excess FHLB stock was redeemed.

Deposits.  Deposits decreased $16.5 million to $2.90 billion at March 31, 2019, from $2.92 billion at June 30, 2018.  See “Total Interest Expense” for discussion regarding deposit balances.  The Company’s loan to deposit ratio was 120.6% at March 31, 2019.

Borrowings.  Borrowings decreased $47.6 million to $548.8 million at March 31, 2019, from $596.4 million at June 30, 2018.  See “Total Interest Expense” for discussion regarding borrowing amounts.

Stockholders’ Equity.  Stockholders’ equity decreased $28.6 million to $530.7 million at March 31, 2019, from $559.3 million at June 30, 2018.  The decrease was primarily due to dividends and stock repurchases, partially offset by net income and the release of treasury shares in conjunction with stock option exercises.  There were no stock repurchases during the quarter ended March 31, 2019.  Based on our March 31, 2019 closing price of $16.63 per share, the Company stock was trading at 141.3% of book value.

About the Company
Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products.  Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers.  The Bank currently operates its main office and 25 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic.  For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements
Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe," "expect," "estimate," "anticipate," "continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including those risk factors disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2018 (as supplemented by our quarterly reports), and the following: those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information contact:
Kevin J. Lynch
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
(201) 664-5400

Oritani Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	March 31,	June 30,
Assets	2019	2018
	(unaudited)	(audited)
Cash on hand and in banks	$14,982	$23,613
Federal funds sold and short term investments	2,513	11,235
Cash and cash equivalents	17,495	34,848

Loans, net	3,495,388	3,540,903
Equity securities	1,378	1,565
Debt securities available for sale, at fair value	35,013	43,126
Debt securities held to maturity,
fair value of $333,066 and $326,511, respectively.	335,579	335,374
Bank Owned Life Insurance (at cash surrender value)	100,266	98,438
Federal Home Loan Bank of New York stock ("FHLB"), at cost	26,074	30,365
Accrued interest receivable	11,985	11,261
Real estate owned	636	1,564
Office properties and equipment, net	13,039	13,455
Deferred tax assets	28,952	25,864
Other assets	8,897	30,276
Total Assets	$4,074,702	$4,167,039

Liabilities
Deposits	$2,898,638	$2,915,128
Borrowings	548,775	596,372
Advance payments by borrowers for taxes and
insurance	28,095	24,169
Official checks outstanding	5,640	5,454
Other liabilities	62,837	66,570
Total liabilities	3,543,985	3,607,693

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized;
56,245,065 shares issued; 45,080,139 shares outstanding at
March 31, 2019 and 46,616,646 shares outstanding at
June 30, 2018.	562	562
Additional paid-in capital	515,138	514,002
Unallocated common stock held by the employee stock
ownership plan	(15,437)	(16,631)
Non-vested restricted stock awards	(241)	(176)
Treasury stock, at cost; 11,164,926 shares at March 31, 2019 and
9,628,419 shares at June 30, 2018.	(153,324)	(129,433)
Retained earnings	180,007	179,799
Accumulated other comprehensive income, net of tax	4,012	11,223
Total stockholders' equity	530,717	559,346
Total Liabilities and Stockholders' Equity	$4,074,702	$4,167,039

Oritani Financial Corp. and Subsidiaries
Consolidated Statements of Income
Three and Nine Months Ended March 31, 2019 and 2018
(In thousands, except share data)

	Three months ended		Nine months ended
	March 31,		March 31,
	2019	2018	2019	2018

	unaudited		unaudited
Interest income:
Loans	$35,323	$35,398	$107,360	$107,126
Dividends on FHLB stock	467	432	1,396	1,368
Equity securities	15	10	37	34
Debt securities available for sale	211	274	673	1,203
Debt securities held to maturity	2,178	1,419	6,109	3,663
Federal funds sold and short term investments	29	28	331	139
Total Interest Income	38,223	37,561	115,906	113,533

Interest expense:
Deposits	10,827	7,887	29,803	23,028
Borrowings	3,287	2,721	9,672	8,300
Total interest expense	14,114	10,608	39,475	31,328

Net interest income before provision for loan losses	24,109	26,953	76,431	82,205

Reversal of provision for loan losses	—	—	(2,000)	—
Net interest income after provision for loan losses	24,109	26,953	78,431	82,205

Non-interest income:
Fees and service charges for customer services	405	371	1,044	1,010
Bank-owned life insurance	594	603	1,828	1,879
Gains on sale of OREO	—	—	855	—
Change in fair value of equity securities	87	—	(187)	—
Net losses on sale of debt securities AFS	—	—	—	(324)
Other income	9	7	18	14
Total non-interest income	1,095	981	3,558	2,579

Non-interest expense:
Compensation, payroll taxes and fringe benefits	5,958	6,277	17,470	19,619
Advertising	143	143	428	428
Office occupancy and equipment expense	820	862	2,315	2,391
Data processing service fees	527	499	1,545	1,463
Federal insurance premiums	270	300	855	900
Other expenses	1,423	1,681	6,903	4,690
Total non-interest expense	9,141	9,762	29,516	29,491

Income before income tax expense	16,063	18,172	52,473	55,293
Income tax expense	3,613	4,747	13,197	25,902
Net income	$12,450	$13,425	$39,276	29,391

Income per basic common share	$0.29	$0.30	$0.90	$0.67
Income per diluted common share	$0.28	$0.30	$0.89	$0.65

For further information contact:
Kevin J. Lynch
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
(201) 664-5400